Exhibit 10.4
December 13, 2007
David Bottegal
15815 Laughlin Lane
Silver Spring, MD 20906
Dear David:
This letter will confirm our discussion and mutual agreement regarding your separation from employment at Nelnet as of December 31, 2007 (the “Termination Date”). As we have discussed, the terms of your separation are as follows, and any prior agreements or arrangements related to your employment are void:
1.
Compensation and Benefits. You will receive the following compensation and benefits, which exceed amounts Nelnet would otherwise be required to pay you under our normal policies and procedures or any other law, rule or agreement:

a.
In lieu of notice, any monies you may be entitled to, and in consideration of the terms of this Agreement, including the agreement not to compete with Nelnet, the amount of three hundred thousand dollars ($300,000), less applicable taxes and other deductions, so long as you satisfy the terms of section three (3) of this letter, regarding your agreement not to compete with Nelnet. The foregoing amount will be paid, less taxes and deductions, in the following manner: (i) $11,538.46 per pay period for five (5) pay periods, pursuant to Nelnet’s standard pay cycle, during the period beginning January 1, 2008 and ending on March 7, 2008, with the final such payment on March 7, 2008; and (ii) a lump sum payment in the amount of $242,307.70 to be paid on March 7, 2008. The foregoing amounts include all unused and accrued Earned Time Off (ETO).

b.
Your 2007 annual incentive of one hundred thousand dollars ($100,000.00) less applicable taxes and deductions, to be paid in approximately March 2008 concurrent with the Nelnet Performance Based Incentive Payments for all associates.

c.
Your participation in Nelnet’s benefits, including life insurance, disability insurance and ETO will cease in accordance with plan provisions, but you will have access to COBRA benefits as required by law. Four monthly payments of COBRA premiums totaling $121.32 for those portions of Nelnet’s benefit plans in which you participate will be paid on the payroll following December 31, 2007. Your participation in the Nelnet 401(k) plan and the Employee Stock Purchase Plan will cease on or before the Termination Date.

d.	You may keep your laptop computer, following Nelnet’s Corporate Technology team’s removal of all Nelnet-owned programs and applications.

e.
You will receive reimbursement for business expenses incurred on behalf of Nelnet through December 7, 2007, upon submission of the same and subject to Nelnet’s standard policies for payment of such expenses.

f.
You may continue to participate in Nelnet’s matching gift program until December 31, 2008, such that Nelnet will match your qualifying personal contributions to eligible organizations as defined in the matching gift program.

2.
Waiver of Claims. In consideration of the amounts to be paid to you, you waive and release Nelnet, Inc. and its employees, agents, officers, directors, and shareholders, partners and affiliated companies; of and from any claims, demands, actions, charges, and causes of action, known and unknown, of any kind whatsoever, including, but not limited to, all matters relating to or arising out of your employment with and separation from Nelnet and your compensation. This applies to claims under Title VII of the Civil Rights Act of 1964, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Rehabilitation Act of 1973, as amended; the Age Discrimination in Employment Act of 1967, as amended; Section 1981 of the Civil Rights Act of 1866; Executive Orders 11246 and 11478; the National Labor Relations Act, as amended; the Fair Labor Standards Act of 1938, as amended; the Family and Medical Leave Act of 1993; the Equal Pay Act of 1963, as amended, the Older Workers Benefit Protection Act; the Americans with Disabilities Act; the Civil Rights Act of 1991; and any other law or ordinance, or any other basis of action, up to and including the effective date of this agreement. You further waive any rights and release Nelnet from any obligation to pay for any leave benefits of any kind upon ending of employment, whether accrued or not, including ETO. You are not waiving rights or claims that may arise after this agreement is executed.

3.
Agreement Not to Compete. In consideration of the amounts paid and to be paid under this Agreement, and to protect Nelnet’s trade secrets and other intellectual property, you specifically agree to the terms of this section. For purposes of this Agreement, the “Business” shall be defined as Nelnet’s participation in the Federal Family Education Loan Program, consisting of the marketing, generation, financing, origination, servicing, purchase or sale of student loans. Your employment in the investment banking field would not be a violation of this Agreement.

a.
Until the earlier of (i) the date, if any, upon which Nelnet and all of its affiliate or subsidiary companies cease to participate in the Business, or any component thereof; or (ii) one (1) year (from January 1, 2008 – December 31, 2008) following the Termination Date (either, the “Noncompete Period”) you agree not to engage in any way in any business which is directly or indirectly competitive with the Business or the applicable component thereof, including but not limited to:

1.	selling products and/or services which are substantially similar to Nelnet’s;

2.	soliciting business for competitive products or services to any person or entity with whom you had contact while employed by Nelnet; or,

3.	owning, controlling or working as an employee or consultant for any business engaged in any activity which is directly or indirectly competitive with the Business.

For clarity, if Nelnet and its affiliate or subsidiary companies cease to participate in a component of the Business, for example, marketing of student loans, you would not be in violation of this provision if you subsequently engaged in that component of the business.

b.
If you fail, in any manner, to comply with this agreement Nelnet may seek any relief permitted by law, including but not limited to injunctive relief and such other remedies for relief which may be available pursuant to Law or this Agreement; and you agree that Nelnet shall have no obligation to make any further payments under this Agreement and that you shall return immediately upon demand payments that you have received under this Agreement.

c.	You also agree that during the Noncompete Period you will not:
1.	cause or attempt to cause the termination of any employee, agent or contractor of Nelnet;

2.	interfere, or attempt to interfere with the relationship between Nelnet and any employee, agent or contractor; or

3.	hire or attempt to hire any employee, agent, or contractor of Nelnet.
d.	You agree the restrictions contained in this section are reasonable and necessary for the protection of Nelnet’s business.

4.	Other.
a.
Confidentiality and Trade Secrets. This letter is confidential and may not be disclosed to any other person except as required by law or to your accountants or attorneys for legitimate purposes. You possess many trade secrets of Nelnet, such as customer lists, marketing strategies and financial information, all of which you must keep confidential at all times unless disclosure is authorized in writing by Nelnet.

b.
Employment Inquiries. In keeping with our standard policies, Nelnet will use its best efforts to answer external employment-related inquiries by indicating only the position(s) held by you, your dates of employment, your responsibilities, and a confirmation of your last salary. Please direct all such inquiries to Nelnet’s People Services department.

c.
REVIEW AND REVOCATION PERIODS. YOU HAVE TWENTY ONE (21) DAYS TO REVIEW AND CONSIDER THIS AGREEMENT BEFORE SIGNING IT. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT. ALSO, YOU MAY REVOKE THIS AGREEMENT WITHIN SEVEN (7) DAYS OF SIGNING IT, BY DELIVERING A WRITTEN NOTICE OF REVOCATION TO EVAN ROTH AT 3015 S. PARKER RD. SUITE 400, AURORA, CO 80014. THE AGREEMENT WILL NOT BECOME EFFECTIVE OR ENFORCEABLE AND THE PAYMENTS AND BENEFITS WILL NOT BE MADE OR BECOME EFFECTIVE UNTIL THE END OF THIS REVOCATION PERIOD. IF YOU REVOKE THIS AGREEMENT, IT WILL NOT BE EFFECTIVE OR ENFORCED, AND YOU WILL NOT RECEIVE ANY PAYMENTS HEREUNDER.

d.	This agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Nebraska.
Please return all company property to Russ Fitzhugh in Nelnet Corporate Technology, at 3015 S. Parker Road, Suite 400, Aurora, CO 80014, including but not limited to your Blackberry and/or cell phone, all files and customer information and any other company property in your possession. Thank you for your service to Nelnet David. We wish you all the best in the future. Please sign below to acknowledge your agreement to the terms of this letter.
Sincerely,

/s/ Mike Dunlap Mike Dunlap,
Chief Executive Officer
Nelnet, Inc.
I have read and understand the terms of my mutual separation agreement from Nelnet as described above. I am entering into this agreement voluntarily and have had an opportunity to consult with an attorney before signing this agreement.
David Bottegal

/s/ David Bottegal	Date:	December 13, 2007

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